EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of The Peoples Holding Company and to the incorporation by reference therein of our report dated February 12, 2004, except for Note T, as to which the date is February 17, 2004, with respect to the consolidated financial statements of The Peoples Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Birmingham, Alabama

April 2, 2004